Exhibit 10.2

May 25, 2016

Dr. Stelios Papadopoulos

SE PAPADOPOULOS LLC

3 Somerset Drive South

Great Neck, NY 11020

RE: Letter Agreement (the “Agreement”)

Dear Stelios,

This Agreement will confirm our understanding of your engagement as a consultant to Proteostasis Therapeutics, Inc. (the “Company”). Effective as of the signing of this Agreement you and the Company have agreed on the following:

Consulting Services

Subject to any conflicts of interest arising from any employment or other business relationships in which you might be engaged which would prohibit or otherwise preclude you from so doing (as determined by you in your reasonable discretion after consultation with the Company), you agree to provide the following consulting services to the Company (the “Services”):

•	advise the Company on strategic and business development issues;

•	advise the Company on industry trends;

•	advise the Company on conditions and trends in the financial markets;

•	attend board meetings and participate in deliberations with members of the board and the management team upon the invitation of the chairman of the board;

•	provide business assessment of potential parties with whom the Company is or might be in discussion for a potential business relationship;

•	assist the Company in its meetings with potential counterparties; and

•	assist the Company in identifying investment banks and helping negotiate agreements in the event the Company decides to hire investment banks for the purpose of a financing or an M&A transaction.

Fees

In consideration of your Services as set forth above, you will be entitled to receive, and the Company agrees to compensate you, as follows:

Quarterly Retainer

A Quarterly Retainer will be paid for the duration of this Agreement from the effective date of this Agreement until its termination, as described below. The Quarterly Retainer will be paid on the first day of each fiscal quarter in advance (beginning with July 1, 2016 and ending on April 1, 2019). If an M&A Transaction is consummated during the Term of the Agreement, the unpaid portion of the Total Retainer will be paid at the same time as the M&A Transaction Fee. For the avoidance of doubt, in no event shall the aggregate amount of the Quarterly Retainer payments exceed the amount of the Total Retainer.

M&A Transaction Fee

If during the Term or the Tail Period of this Agreement (see Definitions below) an M&A Transaction involving the Company is consummated or the Company enters into a definitive agreement pursuant to which an M&A Transaction will be consummated, you will receive a fee in cash equal to the Transaction Value multiplied by the M&A Percent Fee (the “M&A Transaction Fee”). Such payment will be made to you within thirty (30) calendar days following the closing of the M&A Transaction. If the M&A Transaction is structured as a Staged M&A Transaction, then in addition to the fee payable upon the closing of the Staged M&A Transaction, additional fee payments will be made to you based on the same formula at any time the Company or its shareholders receive any payments which are in addition to the payment received by the Company or its shareholders at the closing of the Staged M&A Transaction. Such payments will be made to you within thirty (30) calendar days from the time such payments are received by the Company or its shareholders.

Expenses

In addition to any fees which might become due and payable to you under the terms of this Agreement, upon request and submission of appropriate reasonable documentation, the Company will reimburse you for all reasonable out-of-pocket expenses you have incurred in connection with this engagement; provided, however, that such expenses shall not exceed the Annual Expense Cap without prior authorization by the Company.

Term

The Term of this Agreement shall be as provided in the Definitions section below; provided, however, that this Agreement may be terminated by either party at any time upon thirty (30) calendar days prior written notice. If the Company elects to terminate the Agreement prior to the end of the Term (except for a termination described in (ii) or (iii) of this section below), within thirty (30) calendar days after termination it must pay to you the unpaid portion of the Total Retainer (the “Unpaid Total Retainer Amount”). If the Company consummates an M&A Transaction or a Staged M&A Transaction at any time within the Tail Period or the Company enters into a definitive agreement during the Tail Period pursuant to which an M&A Transaction or a Staged M&A Transaction will be consummated, it will be required to pay the applicable fee to you in accordance with the terms hereof. You will not be entitled to an M&A Transaction Fee or the Unpaid Total Retainer Amount if (i) you terminate this Agreement at any time when the Company is not in material breach hereof, (ii) your death, incapacity or disability requires us to engage a replacement strategic advisor, or (iii) the Company terminates this Agreement following a material breach of this Agreement by you or due to your gross negligence, bad faith or willful misconduct.

Definitions

For purposes of this Agreement:

“M&A Transaction” means any consolidation, merger, business combination, reorganization, restructuring or similar transaction between the Company and another party, that results in the sale, transfer or other disposition, directly or indirectly, of all or a majority of the business, operations, assets or securities of the Company in exchange for a one-time payment to the Company or its shareholders; provided, however, that a financing transaction in which the Company sells securities shall not be deemed to be an M&A Transaction even if it results in the sale of a majority of the Company’s securities.

“Staged M&A Transaction” means any consolidation, merger, business combination, reorganization, restructuring or similar transaction or series of transactions between the Company and another party, that results in the sale, transfer or other disposition, directly or indirectly, of all or a majority of the business, operations, assets or securities of the Company in a series of transactions; provided, however, that a financing transaction in which the Company sells securities shall not be deemed to be a Staged M&A Transaction even if it results in the sale of a majority of the Company’s securities. In a Staged M&A Transaction a series of payments is received by the Company or its shareholders based on a schedule of pre-agreed upon events or the achievement of specific milestones that would trigger appropriate payments.

“Transaction” means an M&A Transaction or a Staged M&A Transaction.

“Transaction Value” means the total cash, Cash Equivalents or other consideration paid to or received by the Company or its shareholders, in connection with an M&A Transaction or a Staged M&A Transaction. “Cash Equivalents” means publicly traded securities, which for purposes of computing the M&A Transaction Fee shall be valued at the average of their closing prices for the five (5) trading days prior to the closing of the Transaction. Other consideration may include, but it is not limited to, products, marketing rights, royalties on product sales, or the assumption of debt. The value of other consideration will be mutually agreed upon by you and the Company. For the avoidance of doubt, Transaction Value shall not include any contingent consideration, earn-out amounts, escrow amounts or other potential future payments until such amounts are actually received by the Company or its shareholders.

“Term” means thirty-six (36) full months from the effective date of this Agreement.

“Tail Period” means the twelve (12) month period following the effective date of termination or expiration of this Agreement.

“Total Retainer” means $2,520,000.00.

“Quarterly Retainer” means $210,000.00 which shall be payable, in the Company’s sole discretion, (i) in cash, or (ii) in shares of Company common stock calculated by dividing $210,000 (or such lower dollar amount to be paid in stock as determined by the Company) by the Average Price, or (iii) by any combination of the foregoing.

“Average Price” means the average closing price of the Company’s common stock for the 20 trading days ending three (3) trading days prior to the issuance of the shares.

“M&A Percent Fee” means 1.00%.

“Annual Expense Cap” means $10,000.

Assignment and Confidentiality

Neither party may assign this Agreement or the rights and obligations hereunder, except that the Company may assign its rights and obligations in connection with a Transaction. Your receipt of any confidential information, including, but not limited to, nonpublic information regarding the Company, potential parties with whom the Company is in discussions for a potential business relationship, or the terms of any proposed transaction, disclosed to you by or on behalf of the Company or such potential business partner(s) in connection with this engagement is subject to the terms and conditions of the Confidential Disclosure Agreement dated July 1, 2011 between you and the Company, and you will use such information only for purposes of advising the Company.

Miscellaneous

This Agreement will be governed by and construed in accordance with the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York by New York residents.

The provisions set forth herein contain the entire agreement between the parties with respect to the subject matter hereof, including but not limited to, the conditions precedent to, and the payment and amount of, the M&A Transaction Fee.

Please indicate our mutual agreement to the above terms by signing below.

Sincerely,

/s/ Meenu Chhabra

Proteostasis Therapeutics, Inc.

By:	Meenu Chhabra
Its:	President and CEO

Signed and accepted,

/s/ Stelios Papadopoulos
Stelios Papadopoulos, PhD